Exhibit 3.19

State of Delaware Secretary of State Division of Corporations Delivered 03:23 PM 02/01/2011 FILED 03:14 PM 02/01/2011 SRV 110104340 – 4934656 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Acadia - YFCS Holdings, Inc.

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•	Second: Its registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101 Street, in the City of Dover County of Kent Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

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•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of 0.0100000000 per share.

•	Fifth: The name and mailing address of the incorporator are as follows: Name Kevin L. Miller, Esq.
Mailing Address 227 W. Monroe, Suite 4400 Chicago, IL Zip Code 60606

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 1st day of February, A.D. 2011.

BY:	/s/ Kevin L. Miller
(Incorporator)

NAME:	Kevin L. Miller, Esq.
(type or print)